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                                   EXHIBIT 5
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                [Form of Corporate Opinion of Dinsmore & Shohl]


                               ___________, 1995



Mutual Federal Savings Bank of Miamisburg,
A Stock Savings Bank
120 South Alex
Miamisburg, Ohio 45342

Gentlemen:

    We have acted as counsel to Fifth Third Bancorp and The Fifth Third Bank in connection with the transactions provided for in the Affiliation Agreement dated as of May 9, 1994 ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank ("Mutual Federal") and the Agreement of Merger dated May 9, 1994 by and between The Fifth Third Bank ("5/3 Bank") and Mutual Federal ("Agreement of Merger") and agreed to by Fifth Third. This opinion is rendered to you pursuant to paragraph 3 of Section VI.C. of the Affiliation Agreement.

    We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as we have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Second Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; (c) the Articles of Incorporation of 5/3 Bank; (d) the Code of Regulations of 5/3 Bank; and (e) the record of all actions taken by the [Executive Committee of the] Board of Directors of Fifth Third and by the Board of Directors and sole shareholder of 5/3 Bank in connection with any matters covered by this opinion.

    We have made such examination of Ohio and Federal law as we deem relevant for the purposes of this opinion, but we have not made any review of the laws of any state other than Ohio. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the United States of America and the State of Ohio.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger.

    2. 5/3 Bank is duly incorporated, validly existing and in good standing as a banking corporation under the laws of Ohio, has all the requisite corporate power and authority to conduct the commercial bank business in which it is engaged and as now conducted by it and has all the requisite power and authority to consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger.

    3. The Affiliation Agreement and the Agreement of Merger and the transactions provided for therein have been duly approved by (i) the directors of Fifth Third, and no action is required to be taken by the shareholders of Fifth Third to authorize, approve or adopt the Affiliation Agreement or the Agreement of Merger or the transactions provided for therein and (ii) the directors and sole shareholder of 5/3 Bank.

    4. The Affiliation Agreement and the Agreement of Merger have been duly executed and delivered by Fifth Third and 5/3 Bank and constitute valid and binding obligations of Fifth Third and 5/3 Bank enforceable against each of them in accordance with their respective terms, except to the extent that (i) enforceability

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thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity.

    5. Fifth Third has taken all necessary and required corporate action to authorize the issuance or transfer of the shares of its Common Stock to be received by holders of the Common Stock of Mutual Federal as a result of the merger of Mutual Federal with and into 5/3 Bank and, when so issued or transferred, such shares will be legally and validly issued and outstanding, fully paid and nonassessable and will not upon such transfer or issuance be subject to the preemptive rights of any shareholder of Fifth Third, and such shares have been registered under the Securities Act of 1933, as amended.

    6. The registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Registration No. ________ (the "Registration Statement"), by Fifth Third to register the shares of Common Stock of Fifth Third being offered to the shareholders of Mutual Federal in the merger provided for in the Affiliation Agreement and the Agreement of Merger has been declared effective and no stop order has been issued and no proceeding for that purpose has been initiated or, to our best knowledge, contemplated or threatened by the Securities and Exchange Commission.

    7. The Registration Statement and the proxy statement/prospectus included therein at the time it became effective complied as to form with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    8. The execution, delivery and performance of the Affiliation Agreement and the Agreement of Merger do not violate that certain federal regulation restricting the acquisition of shares of federal savings associations, as set forth in 12 C.F.R. Section 563b.3(i). All necessary approvals for the transaction provided for in the Affiliation Agreement and the Agreement of Merger have been obtained from the appropriate regulatory authorities.

    We participated in the preparation of the Registration Statement and nothing has come to our attention that would lead us to believe that at the time the Registration Statement became effective and at the time of the special meeting of shareholders of Mutual Federal called and held to approve the Affiliation Agreement and the Agreement of Merger, it contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. To the best of our knowledge, it is not necessary as of the date hereof to supplement or amend the Registration Statement or the proxy statement/prospectus included therein. In making the statements in this paragraph and in rendering our opinion in paragraph 7 above, we make no representation as to any financial statements or other financial data of Fifth Third or Mutual Federal or any subsidiaries or affiliates of either of them or as to any information concerning Mutual Federal or any of its subsidiaries or affiliates.

    We consent to the filing of this form of opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                                          Very truly yours,

                                                          DINSMORE & SHOHL



                                                          S. Richard Arnold
SRA/je
Enclosure